Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Tempus Applied Solutions Holdings, Inc. ("Tempus Holdings") of: (i) our report dated March 14, 2014, with respect to the audit of the balance sheet of Chart Acquisition Corp. ("Chart") as of December 31, 2013, and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2013 and 2012 which report appears in the Annual Report on Form 10-K/A of Chart for the year ended December 31, 2014 and in the Registration Statement on Form S-4 (File No. 333-201424) filed by Tempus Holdings; and (ii) to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Rothstein Kass

Roseland, New Jersey

August 21, 2015